Exhibit 99.1

PRESS RELEASECorporate Headquarters

400 South Hope Street

Los Angeles, CA 90071

www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
Investors	Media
214.863.3145	212.984.6535

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR Q4 AND FULL YEAR 2019

2019 Revenue and Earnings Reach New Highs

Company Expects Adjusted EPS of $4.05 to $4.25 for 2020

Los Angeles, CA – February 27, 2020 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the fourth quarter and year ended December 31, 2019.

“We ended 2019 with solid growth, highlighting the benefits of our diverse business,” said Bob Sulentic, CBRE’s president & chief executive officer. “Our performance for the fourth quarter was led by very strong property sales and occupier outsourcing growth, which more than offset a decline in leasing activity and lower contributions from our Real Estate Investments segment. Despite the decline, we had our second-highest quarter of leasing revenue in company history in the fourth quarter.

Our solid performance to close out 2019 contributed to our 10th consecutive year of double-digit adjusted earnings per share growth and helped us attain new revenue and earnings milestones.

We continue to see a backdrop that supports our business performance. Based on what we know today, the global economy is expected to grow this year on par with 2019, though we are closely watching the potential impact of ongoing risks, particularly the coronavirus. With this in mind, we expect that continued favorable macro conditions and our ability to take market share across business lines should drive our 11th consecutive year of solid double-digit adjusted earnings per share growth in 2020.”

Consolidated Financial Results Overview

The following table presents highlights of CBRE performance (dollars in millions, except per share data):

			% Change				% Change
	Q4 2019	Q4 2018	USD	LC (1)	FY 2019	FY 2018	USD	LC (1)
Operating Results
Revenue	$7,119	$6,294	13.1%	14.0%	$23,894	$21,340	12.0%	14.1%
Fee revenue (2)	3,672	3,404	7.9%	8.7%	11,861	10,838	9.4%	11.4%
GAAP net income	638	394	61.9%	71.1%	1,282	1,063	20.6%	24.9%
GAAP EPS	$1.87	$1.15	63.0%	72.3%	$3.77	$3.10	21.5%	25.8%
Adjusted EBITDA (3)	691	655	5.5%	6.3%	2,064	1,905	8.3%	9.4%
Adjusted net income (4)	449	415	8.1%	16.8%	1,263	1,124	12.4%	16.7%
Adjusted EPS (4)	$1.32	$1.21	8.8%	17.6%	$3.71	$3.28	13.2%	17.6%

Cash Flow Results
Cash flow from operations	$1,049	$629	66.7%		$1,223	$1,131	8.1%
Less: Capital expenditures	97	76	28.4%		294	228	28.8%
Free cash flow (5)	$951	$553	72.0%		$930	$903	2.9%

CBRE Press Release

February 27, 2020

Q4 2019 Advisory Services Segment Review

The following table presents highlights of the Advisory Services segment performance (dollars in millions):

			% Change
	Q4 2019	Q4 2018	USD	LC
Revenue	$2,815	$2,722	3.4%	4.3%
Fee revenue	2,548	2,478	2.8%	3.6%
Adjusted EBITDA	523	502	4.3%	5.1%
Adjusted EBITDA on revenue margin	18.6%	18.4%	0.1%	0.1%
Adjusted EBITDA on fee revenue margin	20.5%	20.2%	0.3%	0.3%

Growth in Advisory Services revenue was led by global property sales, which surged 21% (22% local currency), and reached its highest level ever for a quarter. This reflects continued strong capital flows to commercial real estate. Strong growth was achieved in most parts of the world, led by the United Kingdom and Continental Europe, up 44% and 34%, respectively, and the United States, up 20%. CBRE made significant gains in U.S. investment sales during 2019 with Real Capital Analytics reporting market share improving nearly 120 basis points to 16.9%.

Commercial mortgage origination revenue declined 15% (same local currency), as US Government-Sponsored Enterprises slowed their activity earlier in the year ahead of finalization of the new loan origination caps. Origination with other lending sources – notably private equity debt funds and insurance companies – continued to increase. At the outset of 2020, debt capital remains plentiful at attractive rates from a variety of capital sources, including the US Government-Sponsored Enterprises.

Global capital markets revenue, which combines property sales and commercial mortgage origination, grew 13% (14% local currency) for the quarter.

The loan servicing portfolio continued to grow steadily, ending 2019 at $230 billion, up 19% for the year. Loan servicing revenue rose 6% (same local currency) for the quarter.

Advisory leasing revenue declined 7% (6% local currency). Leasing revenue for the period was the second highest ever for the company and the decline reflects an especially challenging comparison from the prior year’s fourth quarter, when leasing revenue rose 25% (27% local currency).

Valuation revenue rose 8% (10% local currency), while property management and advisory project management posted increases of 8% (10% local currency) for revenue and 8% (9% local currency) for fee revenue.

Q4 2019 Global Workplace Solutions (GWS) Segment

The following table presents highlights of the GWS segment performance (dollars in millions):

			% Change
	Q4 2019	Q4 2018	USD	LC
Revenue	$4,057	$3,420	18.6%	19.4%
Fee revenue	877	774	13.4%	14.1%
Adjusted EBITDA	125	101	23.9%	24.7%
Adjusted EBITDA on revenue margin	3.1%	3.0%	0.1%	0.1%
Adjusted EBITDA on fee revenue margin	14.3%	13.0%	1.2%	1.2%

CBRE Press Release

February 27, 2020

GWS continues to grow rapidly as CBRE’s global scale and capabilities enable the company to capture a significant share of an expanding market. This was reflected in robust top- and bottom-line growth in the fourth quarter, with particularly strong performance in the Americas, Asia Pacific and the United Kingdom. Strong revenue growth, coupled with focused cost discipline, drove margin improvement across facilities management, project management and transaction services.

Occupier demand for multiple services remained robust, with new contracts encompassing the full suite of GWS services accounting for 40% of the new business (measured by adjusted EBITDA) secured in the fourth quarter. The new business pipeline also remains strong at the outset of 2020.

The company identified material weaknesses related to internal controls within the GWS segment in the Europe, Middle East & Africa (EMEA) region, which contributed approximately 5% to the company’s adjusted EBITDA in the fourth quarter of 2019. As of the date of this release, there have been no material misstatements identified in the company’s financial statements and remediation efforts are underway.

Q4 2019 Real Estate Investments (REI) Segment

The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q4 2019	Q4 2018	USD	LC
Revenue	$247	$152	62.7%	63.7%
Adjusted revenue (6)	212	215	(1.5%)	(0.8%)
Adjusted EBITDA (7)	43	52	(18.2%)	(16.9%)

The decline in this segment’s adjusted EBITDA stemmed largely from certain large asset sales in the development and investment management businesses shifting from fourth-quarter 2019 to early 2020. Several of these assets have been sold in the first quarter of 2020 at valuations in-line with previous underwriting assumptions. The results also reflect investments in the start up of the company’s flexible workspace business, Hana, and the contribution from Telford Homes, the UK multi-family development business acquired in October 2019.

•

Investment management: Investment management revenue was $112.0 million during the fourth quarter, which aside from $9.7 million contributed by carried interest, is highly recurring in nature. Assets under management (AUM) reached a record high of $112.9 billion at year-end 2019. An increase of $6.7 billion, or $4.0 billion in local currency, from third-quarter 2019 was driven by strong capital-raising, gains in asset values and favorable foreign currency movement. For 2019, AUM increased $7.4 billion ($7.3 billion local currency), and capital-raising reached $13.0 billion, the highest-ever 12-month total for the company.

•

Development: The in-process portfolio reached a record level at year-end 2019, increasing by $2.1 billion from third-quarter 2019 to $13.0 billion. The pipeline rose by $2.3 billion during the quarter to $5.8 billion. Telford Homes contributed $1.5 billion to the in-process total and $1.4 billion to the pipeline total at year-end 2019. About half of the pipeline increase (excluding Telford contributions) is attributable to fee-development and built-to-suit projects.

•

Flexible Workspace (Hana) – Net investment in the start up of Hana totaled about $8.4 million for the quarter. The first three Hana facilities were opened in 2019: Dallas (third quarter), London and Southern California (fourth quarter). Additional locations have been announced for New York, London, Northern Virginia and Philadelphia, and the company expects 15 to 20 units to be open by year-end 2020.

CBRE Press Release

February 27, 2020

Q4 2019 Adjustments to GAAP Net Income and Earnings Per Share

Fourth-quarter 2019 adjustments reduced GAAP net income by a net amount of $189.1 million. This includes the addition of $228.4 million of net tax expense, primarily driven by removing the tax benefit attributable to outside basis differences recognized as a result of a legal entity restructuring and the tax impact of $39.4 million of positive pre-tax adjustments, primarily related to non-cash acquisition-related depreciation and amortization and the impact of fair value adjustments to real estate assets acquired in the Telford Homes acquisition that were sold in the period.

Adjusted net income rose 8% (17% local currency) to $448.6 million and adjusted earnings per share increased 9% (18% local currency) to $1.32 per share compared with the prior year period. This was primarily a result of strong growth and improved operating leverage in the Advisory Services and Global Workplace Solutions segments as well as the benefit of a lower effective tax rate realized in the current-year quarter.

Capital Allocation Overview

•

Stock Repurchase Program – During the fourth quarter of 2019, the company repurchased a total of 1.0 million shares of its common stock for $51.0 million at an average price of $50.85 per share. In November 2019, CBRE’s board of directors authorized an additional $100.0 million of repurchases under the program, and the company has $400.0 million of stock repurchase capacity remaining as of today.

•

Capital Expenditures – During the fourth quarter of 2019, net capital expenditures totaled $94.6 million(8), which were primarily deployed for technology-related investments and included $14.1 million for the launch of Hana.

•

Acquisitions – During the fourth quarter of 2019, the company spent $457.8 million on acquisitions, primarily for Telford Homes, which included the repayment of $110.7 million of Telford debt, which was assumed as part of the acquisition.

Leverage and Financing Overview

•	Leverage – The company’s net leverage ratio (net debt(9) to full year adjusted EBITDA) was 0.42x as of December 31, 2019. The net leverage ratio is computed as follows (dollars in millions):

As of December 31, 2019

Total debt	$1,768
Less: Cash (10)	901
Net debt	$867

Divided by: Twelve month adjusted EBITDA	$2,064

Net leverage ratio	0.42x

•

Liquidity – As of December 31, 2019, the company had $3.7 billion of total liquidity, consisting of $901 million in cash(10) plus the ability to borrow an aggregate of $2.8 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release

February 27, 2020

2020 Business Outlook

For 2020, CBRE expects adjusted earnings-per-share of $4.05 to $4.25, indicating growth of 12% at the mid-point of the range. The company expects growth to be stronger in the second half than the first half of 2020.

This performance is expected to be driven by Advisory Services fee revenue growth in the mid-single-digit percentage range, with a similar level of growth anticipated for both leasing and capital markets (property sales and commercial mortgage origination combined). Fee revenue in the GWS segment is expected to increase in the low double-digit percentage range as the pipeline remains strong and renewals/expansions are expected to be in line with the historical average.

The company also expects solid adjusted EBITDA growth in its Advisory Services and GWS business segments and projects adjusted EBITDA from its REI segment will increase significantly to around $250 million for the year at the midpoint of the company’s outlook, reflecting the benefit of asset sales shifted into early 2020, the expected contribution from Telford Homes and continued investment in the ramp-up of Hana. The REI contribution is expected to be roughly equally weighted between the first and second half of the year, compared with 2019, when over two-thirds of the contribution was in the first half of the year.

Conference Call Details

The company’s fourth quarter earnings conference call will be held today (Thursday, February 27, 2020) at 8:30 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at https://ir.cbre.com.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers. A replay of the call will be available starting at 1:00 p.m. Eastern Time on February 27, 2020 and will be available for one week following the event. The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers. The access code for the replay is 13697795#. A transcript of the call will be available on the company’s Investor Relations website at https://ir.cbre.com.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2019 revenue). The company has more than 100,000 employees (excluding affiliates) and serves real estate investors and occupiers through more than 530 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.

Safe Harbor and Footnotes

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, market share, business outlook, capital deployment, acquisition integration and financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to

CBRE Press Release

February 27, 2020

the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import-export and transfer pricing rules; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; our ability to retain and incentivize key personnel; our ability to manage organizational challenges associated with our size; negative publicity or harm to our brand and reputation; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of U.S. Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability  to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; the ability of our indirect subsidiary, CBRE Capital Markets, Inc. to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; variations in historically customary seasonal patterns that cause our business not to perform as expected; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our development services business; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; and the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2018, our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

The terms “fee revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA,” “adjusted EBITDA on revenue margin,” “adjusted EBITDA on fee revenue margin” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

CBRE Press Release

February 27, 2020

Notes – CBRE has not reconciled the (non-GAAP) adjusted earnings per share forward-looking guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

Totals may not sum in tables in millions included in this release due to rounding.

1Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

2Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

3EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation, amortization and intangible asset impairments. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, costs associated with our reorganization, including cost-savings initiatives, costs incurred in connection with a litigation settlement, and the impact of a one-time non-cash gain associated with remeasuring CBRE’s investment in an unconsolidated subsidiary in New England to fair value as of the date it acquired the remaining controlling interest. Adjusted EBITDA on revenue and fee revenue margins represents adjusted EBITDA divided by revenue and fee revenue, respectively.

4Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, costs associated with our reorganization, including cost-savings initiatives, the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, write-off of financing costs on extinguished debt, intangible asset impairment, costs incurred with a litigation settlement, and the impact of a one-time non-cash gain associated with remeasuring CBRE’s investment in an unconsolidated subsidiary in New England to fair value as of the date it acquired the remaining controlling interest. For the three and twelve months ended December 31, 2019, the tax benefit attributable to outside basis differences recognized as a result of a legal entity restructuring has also been excluded. Adjustments for the three and twelve months ended December 31, 2018 also included an update to the provisional estimated impact of U.S. tax reform initially recorded in the fourth quarter of 2017.

5Free cash flow is calculated as cash flow from operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).

6Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment, less the direct cost of revenue, along with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue also removes the impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period.

7Adjusted EBITDA in the Real Estate Investments segment includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.

8For the three months ended December 31, 2019, the company incurred capital expenditures of $97.4 million (reflected in the investing section of the consolidated statement of cash flows) and received tenant concessions from landlords of $2.9 million (reflected in the operating section of the consolidated statement of cash flows).

9Net debt is calculated as total debt (excluding non-recourse debt) less cash available for company use.

10Cash represents cash and cash equivalents (excluding restricted cash) but excludes $70.5 million of cash in consolidated funds and other entities not available for company use at December 31, 2019.

CBRE Press Release

February 27, 2020

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Fee revenue	$3,672,173	$3,404,042	$11,860,845	$10,837,552
Pass through costs also recognized as revenue	3,447,234	2,889,706	12,033,246	10,502,536
Total revenue	7,119,407	6,293,748	23,894,091	21,340,088

Costs and expenses:
Cost of revenue	5,533,853	4,771,599	18,689,013	16,449,212
Operating, administrative and other	956,152	948,171	3,436,009	3,365,773
Depreciation and amortization	115,362	116,940	439,224	451,988
Intangible asset impairment	750	—	89,787	—
Total costs and expenses	6,606,117	5,836,710	22,654,033	20,266,973

Gain on disposition of real estate (1)	551	2,309	19,817	14,874

Operating income	513,841	459,347	1,259,875	1,087,989

Equity income from unconsolidated subsidiaries (1)	40,692	61,624	160,925	324,664
Other income (loss)	2,744	(2,224)	28,907	93,020
Interest expense, net of interest income	18,116	22,632	85,754	98,685
Write-off of financing costs on extinguished debt	—	—	2,608	27,982
Income before provision for income taxes	539,161	496,115	1,361,345	1,379,006
(Benefit of) provision for income taxes	(99,972)	101,612	69,895	313,058
Net income	639,133	394,503	1,291,450	1,065,948
Less: Net income attributable to non-controlling interests (1)	1,515	708	9,093	2,729
Net income attributable to CBRE Group, Inc.	$637,618	$393,795	$1,282,357	$1,063,219

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$1.90	$1.16	$3.82	$3.13
Weighted average shares outstanding for basic income per share	334,745,003	339,823,278	335,795,654	339,321,056

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$1.87	$1.15	$3.77	$3.10
Weighted average shares outstanding for diluted income per share	340,333,005	342,683,720	340,522,871	343,122,741

Adjusted EBITDA	$690,629	$654,646	$2,063,783	$1,905,168

(1)

Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income (loss) attributable to non-controlling interests, includes income of $41.4 million and $63.9 million for the three months ended December 31, 2019 and 2018, respectively, and $166.9 million and $320.9 million for the twelve months ended December 31, 2019 and 2018, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release

February 27, 2020

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2019

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31, 2019

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$2,548,122	$877,498	$246,553	$3,672,173
Pass through costs also recognized as revenue	267,274	3,179,960	—	3,447,234
Total revenue	2,815,396	4,057,458	246,553	7,119,407

Costs and expenses:
Cost of revenue	1,702,642	3,746,216	84,995	5,533,853
Operating, administrative and other	597,747	185,653	172,752	956,152
Depreciation and amortization	79,085	31,943	4,334	115,362
Intangible asset impairment	—	—	750	750
Total costs and expenses	2,379,474	3,963,812	262,831	6,606,117

Gain on disposition of real estate	—	—	551	551

Operating income (loss)	435,922	93,646	(15,727)	513,841

Equity (loss) income from unconsolidated subsidiaries	(533)	(572)	41,797	40,692
Other income	2,110	61	573	2,744
Less: Net income attributable to non-controlling interests	551	—	964	1,515
Add-back: Depreciation and amortization	79,085	31,943	4,334	115,362
Add-back: Intangible asset impairment	—	—	750	750

EBITDA	516,033	125,078	30,763	671,874

Adjustments:
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	9,301	9,301
Costs incurred related to legal entity restructuring	6,899	—	—	6,899
Integration and other costs related to acquisitions	—	—	1,738	1,738
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	817	817

Adjusted EBITDA	$522,932	$125,078	$42,619	$690,629

CBRE Press Release

February 27, 2020

CBRE GROUP, INC.

SEGMENT RESULTS—(CONTINUED)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2018

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31, 2018 (1)

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$2,478,454	$774,048	$151,540	$3,404,042
Pass through costs also recognized as revenue	243,649	2,646,057	—	2,889,706
Total revenue	2,722,103	3,420,105	151,540	6,293,748

Costs and expenses:
Cost of revenue	1,634,317	3,137,282	—	4,771,599
Operating, administrative and other	610,535	183,634	154,002	948,171
Depreciation and amortization	77,273	33,658	6,009	116,940
Total costs and expenses	2,322,125	3,354,574	160,011	5,836,710

Gain on disposition of real estate	—	—	2,309	2,309

Operating income (loss)	399,978	65,531	(6,162)	459,347

Equity income from unconsolidated subsidiaries	288	16	61,320	61,624
Other income (loss)	5,232	20	(7,476)	(2,224)
Less: Net income (loss) attributable to non-controlling interests	631	401	(324)	708
Add-back: Depreciation and amortization	77,273	33,658	6,009	116,940

EBITDA	482,140	98,824	54,015	634,979

Adjustments:
Costs associated with our reorganization, including cost-savings initiatives (2)	26,347	—	(1,190)	25,157
Integration and other costs related to acquisitions	914	2,110	—	3,024
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(718)	(718)
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	(7,796)	—	—	(7,796)

Adjusted EBITDA	$501,605	$100,934	$52,107	$654,646

(1)

Our new organizational structure became effective on January 1, 2019. Under the new structure, we organize our operations around, and publicly report our financial results on, three global business segments. Results for 2018 have been presented in conformity with the new structure.

(2)

Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019. In Q4 2018, certain reorganization costs were reclassified from our Real Estate Investments segment to our Advisory Services segment.

CBRE Press Release

February 27, 2020

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2019	2018
Assets:
Cash and cash equivalents (1)	$971,781	$777,219
Restricted cash	121,964	86,725
Receivables, net	4,466,674	3,668,591
Warehouse receivables (2)	993,058	1,342,468
Contract assets	529,772	381,782
Income taxes receivable	233,051	71,684
Property and equipment, net	836,206	721,692
Operating lease assets (3)	997,966	—
Goodwill and other intangibles, net	5,133,039	5,093,617
Investments in and advances to unconsolidated subsidiaries	426,711	216,174
Other assets, net	1,486,974	1,096,841

Total assets	$16,197,196	$13,456,793

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$5,283,615	$4,471,473
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	977,175	1,328,761
Senior term loans, net	744,590	751,255
4.875% senior notes, net	593,631	592,781
5.25% senior notes, net	422,977	422,688
Other debt	7,045	3,682
Operating lease liabilities (3)	1,226,421	—
Other long-term liabilities	668,630	876,251

Total liabilities	9,924,084	8,446,891

Equity:
CBRE Group, Inc. stockholders' equity	6,232,693	4,938,797
Non-controlling interests	40,419	71,105

Total equity	6,273,112	5,009,902

Total liabilities and equity	$16,197,196	$13,456,793

(1)	Includes $70.5 million and $155.2 million of cash in consolidated funds and other entities not available for company use as of December 31, 2019 and 2018, respectively.
(2)	Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.
(3)

Reflects assets and liabilities recorded as a result of adopting Accounting Standards Update (ASU) No. 2016-02, “Leases (Topic 842)” on January 1, 2019 prospectively using the optional transitional method with no adjustment to comparative period financial statements presented for prior periods.

CBRE Press Release

February 27, 2020

CBRE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,291,450	$1,065,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	439,224	451,988
Amortization and write-off of financing costs on extinguished debt	8,662	35,175
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(246,690)	(229,376)
Intangible asset impairment	89,787	—
Gain associated with remeasuring our investment in a joint venture entity to fair value at the date we acquired the remaining interest	—	(100,420)
Net realized and unrealized (gains) losses from investments	(28,907)	7,400
Compensation expense for equity awards	127,738	128,171
Equity income from unconsolidated subsidiaries	(160,925)	(324,664)
Distribution of earnings from unconsolidated subsidiaries	199,011	336,925
Proceeds from sale of mortgage loans	19,805,060	20,230,676
Origination of mortgage loans	(19,389,979)	(20,591,602)
(Decrease) increase in warehouse lines of credit	(351,586)	417,995
Tenant concessions received	21,249	38,400
Purchase of equity securities	(83,001)	(99,789)
Proceeds from sale of equity securities	46,949	75,120
Decrease (increase) in real estate under development	34,776	(4,586)
Increase in receivables, prepaid expenses and other assets (including contract and lease assets)	(824,490)	(773,361)
Increase in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	306,677	273,782
Increase in compensation and employee benefits payable and accrued bonus and profit sharing	244,895	270,371
Increase in net income taxes receivable/payable	(274,436)	(47,074)
Other	(32,084)	(29,830)
Net cash provided by operating activities	1,223,380	1,131,249

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(293,514)	(227,803)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(355,926)	(322,573)
Contributions to unconsolidated subsidiaries	(105,947)	(62,802)
Distributions from unconsolidated subsidiaries	33,289	61,709
Other	1,074	(9,215)
Net cash used in investing activities	(721,024)	(560,684)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior term loans	300,000	1,002,745
Repayment of senior term loans	(300,000)	(450,000)
Proceeds from revolving credit facility	3,609,000	3,258,000
Repayment of revolving credit facility	(3,609,000)	(3,258,000)
Repayment of 5.00% senior notes (including premium)	—	(820,000)
Repayment of debt assumed in acquisition of Telford Homes	(110,687)	—
Repayment of debt assumed in acquisition of FacilitySource	—	(26,295)
Repurchase of common stock	(145,137)	(161,034)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(42,147)	(18,660)
Units repurchased for payment of taxes on equity awards	(18,426)	(29,386)
Non-controlling interest contributions	46,612	25,355
Non-controlling interest distributions	(3,957)	(13,413)
Other financing activities, net	1,793	(15,912)
Net cash used in financing activities	(271,949)	(506,600)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(606)	(24,840)

NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	229,801	39,125
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	863,944	824,819
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$1,093,745	$863,944

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$86,666	$104,165
Income tax payments, net	$365,065	$375,849

CBRE Press Release

February 27, 2020

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Adjusted revenue for the Real Estate Investments segment
(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)	Adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins
(vi)	Free cash flow

These measures are not recognized measurements under United States generally accepted accounting principles, or “GAAP.”  When analyzing our operating performance, investors should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  the company believes that investors may find this measure useful to analyze the financial performance of our Global Workplace Solutions and Property and Advisory Project Management business lines and our business generally. Fee revenue excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.

With respect to adjusted net income, adjusted EPS, adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA and adjusted EBITDA revenue and fee revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

With respect to free cash flow: the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures.

CBRE Press Release

February 27, 2020

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share and per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income attributable to CBRE Group, Inc.	$637,618	$393,795	$1,282,357	$1,063,219

Plus / minus:
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	19,851	26,539	81,005	113,150
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	9,301	—	9,301	—
Costs incurred related to legal entity restructuring	6,899	—	6,899	—
Integration and other costs related to acquisitions	1,738	3,024	15,292	9,124
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	817	(718)	13,101	(5,261)
Intangible asset impairment	750	—	89,787	—
Costs associated with our reorganization, including cost-savings initiatives (1)	—	25,157	49,565	37,925
Write-off of financing costs on extinguished debt	—	—	2,608	27,982
Costs incurred in connection with litigation settlement	—	—	—	8,868
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	—	(7,796)	—	(100,420)
Tax impact of adjusted items and tax benefit attributable to outside basis differences recognized as a result of a legal entity restructuring	(228,420)	(37,817)	(286,945)	(44,205)
Impact of U.S. tax reform	—	12,820	—	13,368

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$448,554	$415,004	$1,262,970	$1,123,750

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$1.32	$1.21	$3.71	$3.28

Weighted average shares outstanding for diluted income per share	340,333,005	342,683,720	340,522,871	343,122,741

(1)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release

February 27, 2020

Adjusted EBITDA is calculated as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income attributable to CBRE Group, Inc.	$637,618	$393,795	$1,282,357	$1,063,219

Add:
Depreciation and amortization	115,362	116,940	439,224	451,988
Intangible asset impairment	750	—	89,787	—
Interest expense, net of interest income	18,116	22,632	85,754	98,685
Write-off of financing costs on extinguished debt	—	—	2,608	27,982
(Benefit of) provision for income taxes	(99,972)	101,612	69,895	313,058

EBITDA	671,874	634,979	1,969,625	1,954,932

Adjustments:
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	9,301	—	9,301	—
Costs incurred related to legal entity restructuring	6,899	—	6,899	—
Integration and other costs related to acquisitions	1,738	3,024	15,292	9,124
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	817	(718)	13,101	(5,261)
Costs associated with our reorganization, including cost-savings initiatives (1)	—	25,157	49,565	37,925
Costs incurred in connection with litigation settlement	—	—	—	8,868
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	—	(7,796)	—	(100,420)

Adjusted EBITDA	$690,629	$654,646	$2,063,783	$1,905,168

(1)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended
	December 31,
	2019	2018
Property and Advisory Project Management
Fee revenue	$353,379	$328,413
Plus: Pass through costs also recognized as revenue	267,274	243,649

Revenue	$620,653	$572,062

Real Estate Investments adjusted revenue is computed as follows (dollars in thousands):

	Three Months Ended
	December 31,
	2019	2018
Real Estate Investments
Total revenue	$246,553	$151,540

Adjustments:
Less: Cost of revenue	84,995	—
Add: Gain on disposition of real estate	551	2,309
Add: Equity income from unconsolidated subsidiaries	41,797	61,320
Less: Net income (loss) attributable to non-controlling interests	964	(324)
Add: Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	9,301	—
Net adjustments	(34,310)	63,953

Total adjusted revenue	$212,243	$215,493